UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

TC Bancshares, Inc.

(Exact name of registrant as specified in its charter)

Georgia	86-2650449
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

131 South Dawson Street

Thomasville, Georgia 31792

(229) 226-3221

(Address, including zip code, and telephone number, including area code, of principal executive offices)

TC Bancshares, Inc. 2022 Equity Incentive Plan

(Full title of the plan)

Gregory H. Eiford

Chief Executive Officer

131 South Dawson Street

Thomasville, Georgia 31792

(229) 226-3221

(Name, address, and telephone number of agent for service)

________________________________

Copies to: Robert D. Klingler, Esq. Nelson Mullins Riley & Scarborough LLP 201 17th Street NW Suite 1700 Atlanta, GA 30363 Telephone: (404)322-6037

Indicate by check mark whether the registrant is a large, accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large, accelerated,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large, accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

The purpose of this Form S-8 Registration Statement is to register an aggregate of 700,000 shares of TC Bancshares, Inc. (“we,” “our,” “us,” “Registrant” or the “Company”) common stock, par value $0.01 per share (the “Common Stock”), that may be offered pursuant to the TC Bancshares, Inc. 2022 Equity Incentive Plan (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in this Part I will be sent or given by the Company to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act. Such documents need not be filed with the U.S. Securities and Exchange Commission (the “SEC”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference into this registration statement under Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

Upon written or oral request, the Company will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this registration statement. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b). Any such request should be directed to Linda K. Palmer, at the Company’s address at 131 South Dawson Street, Thomasville, Georgia 31792. The telephone number for Ms. Palmer is (229) 226-3221.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the SEC are incorporated by reference in this registration statement:

(a)
Our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 24, 2022;

(b)
Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2022, June 30, 2022 and September 30, 2022 filed with the SEC on May 12, 2022, August 11, 2022 and November 10, 2022, respectively, and Form 10-Q/A for the quarterly period ended September 30, 2022 filed with the SEC on November 14, 2022;

(c)
Our Current Reports on Form 8-K filed with the SEC on May 23, 2022, July 21, 2022 and September 27, 2022; and

(d)
The description of the Company’s common stock set forth in Exhibit 4 of the Company’s Form 10-K filed on March 24, 2022.

All documents subsequently filed with the SEC by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this registration statement, modifies or supersedes such prior statement. Any statement contained in this registration statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this registration statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Subsection (a) of Section 14-2-851 of the Georgia Business Corporation Code (the “Code”) provides that a corporation may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if such individual conducted himself in good faith and such individual reasonably believed, in the case of conduct in an official capacity, that such conduct was in the best interests of the corporation and, in all other cases, that such conduct was at least not opposed to the best interests of the corporation and, in the case of any criminal proceeding, such individual had no reasonable cause to believe such conduct was unlawful. Subsection (d) of Section 14-2-851 of the Code provides that a corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct under Section 14-2-851 of the Code or in connection with any proceeding with respect to conduct for which he was adjudged liable on the basis that personal benefit was improperly received by him.

Notwithstanding the foregoing, pursuant to Section 14-2-854 of the Code a court may order a corporation to indemnify a director or advance expenses if such court determines that the director is entitled to indemnification under the Code or that it is fair and reasonable to indemnify such director in view of all the relevant circumstances, even if such director has not met the standard of conduct set forth in Section 14-2-851 of the Code, failed to comply with Section 14-2-853 of the Code or was adjudged liable according to Section 14-2-851 of the Code. However, if such director was adjudged liable, the indemnification shall be limited to reasonable expenses incurred in connection with the proceeding. If the court orders indemnification and/or advance of expenses pursuant to Section 14-2-854 of the Code, the court may also order the corporation to pay the director's reasonable expenses in obtaining the court-ordered indemnification or advance of expenses.

Section 14-2-852 of the Code provides that if a director has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party, because he or she is or was a director of the corporation, the corporation shall indemnify the director against reasonable expenses incurred by the director in connection therewith.

Section 14-2-857 of the Code provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation to the same extent as a director and if he or she is not a director to such further extent as may be provided in its articles of incorporation, bylaws, a resolution of its board of directors or a contract except for liability arising out of conduct that constitutes: (i) appropriation of any business opportunity of the corporation in violation of his duties; (ii) acts or omissions which involve intentional misconduct or a knowing violation of law; (iii) receipt of an improper personal benefit; or (iv) making distributions in violation of Section 14-2-640 of the Code. Section 14-2-857 of the Code also provides that an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 14-2-852 and is entitled to apply for court-ordered indemnification or advances for expenses under Section 14-2-854, in each case to the same extent as a director. In addition, Section 14-2-857 provides that a corporation may also indemnify and advance expenses to an employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, action of its board of directors or by contract.

Section 14-2-858 of the Code provides that a corporation may purchase and maintain on behalf of a director, officer, employee or agent of a corporation insurance against liability asserted against or incurred by that person serving in such capacity for the corporation or arising from his status.

Section 9.1 of the Company’s Amended and Restated Bylaws, as amended (the “bylaws”), provides Company shall indemnify, defend and hold harmless any person (or their heirs, executors, or administrators) for any liability and all reasonable expenses actually incurred in connection with any action, suit or proceeding, civil or criminal, to which such person may be made a party by reason of the fact that such person is or was a director or officer of the Company, or that such person is or was serving, at the request of the Company, as a director, officer, or fiduciary of another corporation, company, trust, or other organization or enterprise, if and to the extent: (a) such person conducted himself or herself in good faith; and (b) such individual reasonably believed: (i) in the case of conduct in his or her official capacity, that such conduct was in the best interests of the Company; (ii) in all other cases, that such conduct was at least not opposed to the best interests of the Company; and (iii) in the case of any criminal proceeding, that the individual had no reasonable cause to believe such conduct was unlawful.. Under our bylaws, each of our officers who are not directors is entitled to the same indemnification rights, including the right to the advancement of reasonable expenses, which are provided to our directors.

Section 9.4 of the bylaws provides that the right to indemnification includes the right to the advancement of reasonable expenses by us if (a) he or she furnishes the Company written affirmation of his or her good faith belief that he or she has met the standard of conduct set forth above, and (b) he or she furnishes the Company a written undertaking, executed personally or on his or her behalf, to repay any advances if it is ultimately determined that he or she is not entitled to indemnification.

Section 9.5 of the bylaws provides that the Company may purchase and maintain on behalf of a director, officer, employee or agent of the corporation insurance against liability asserted against or incurred by that person serving in such capacity for the corporation or arising from his status with the corporation whether or not the corporation would have the power to indemnify that person under the Bylaws.

The foregoing is only a general summary of certain aspects of Georgia law and the Company’s articles of incorporation and bylaws dealing with indemnification of directors and officers and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of those sections of the Code referenced above and the Company’s articles of incorporation and bylaws.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibits required to be filed as part of this registration statement are listed in the Exhibit Index attached hereto and are incorporated herein by reference.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a) (1) (i) and (a) (1) (ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant: Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Thomasville, State of Georgia, on December 21, 2022.

TC BANCSHARES, INC.

By:/s/ Greg H. Eiford

Nsme: Greg H. Eiford

Title: President & Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Greg H. Eiford with full power of substitution, such person’s true and lawful attorney-in-fact and agent for such person, with full power and authority to do any and all acts and things and to execute any and all instruments which said attorney and agent determines may be necessary or advisable or required to comply with the Securities Act of 1933 and any rules or regulations or requirements of the Commission in connection with this registration statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this registration statement, to any and all amendments, both pre-effective and post-effective, and supplements to this registration statement, and to any and all instruments or documents filed as part of or in conjunction with this registration statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that said attorney and agent shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

/s/ Greg H. Eiford	Director, Chief Executive Officer	December 21, 2022
Greg H. Eiford	(Principal Executive Officer)

/s/ Linda K. Palmer	Chief Financial Officer	December 21, 2022
Linda K. Palmer	(Principal Financial and Accounting Officer)

/s/ G. Matthew Brown	Director	December 21, 2022
G. Matthew Brown

/s/ Peter A. DeSantis, III	Director	December 21, 2022
Peter A. DeSantis, III

/s/ Charles M. Dixon	Director	December 21, 2022
Charles M. Dixon

/s/ Jefferson L. Johnson	Director	December 21, 2022
Jefferson L. Johnson

/s/ Fortson T. Rumble	Director	December 21, 2022
Fortson T. Rumble

/s/ Stephanie B. Tillman	Director	December 21, 2022
Stephanie B. Tillman

EXHIBIT INDEX

Except as indicated below as being incorporated by reference to another filing with the Commission by the Company, the following exhibits to this registration statement are being filed herewith:

Exhibit No.	Description of Exhibit
4.1	Form of Common Stock Certificate of TC Bancshares, Inc. (incorporated by reference to Exhibit 4 of the Company’s Registration Statement on Form S-1 (Registration No. 333-254212) filed March 12, 2021.
4.2	Description of TC Bancshares, Inc.’s Securities (incorporated by reference to Exhibit 4 of the Company’s Form 10-K filed on March 24, 2022).
4.4	TC Bancshares, Inc. 2022 Equity Incentive Plan (incorporated by reference to Appendix A of the Company’s Proxy Statement on Schedule 14A filed on August 5, 2022).
4.5	Form of Award Agreement for Stock Options.
4.6	Form of Award Agreement for Restricted Stock.
4.7

Long-Term Debt. The registrant has outstanding long-term debt which at the time of this filing does not exceed 10% of the registrant’s total consolidated assets. The registrant agrees to furnish copies of the agreements defining the rights of holders of such long-term debt to the SEC upon request.

5.1	Opinion of Nelson Mullins Riley & Scarborough LLP.
23.1	Consent of Nelson Mullins Riley & Scarborough LLP (included in Exhibit 5.1).
23.2	Consent of Wipfli LLP.
24.1	Power of Attorney (included on the signature page hereto).
107.1	Filing Fee Table.